Exhibit 99.1

Asconi Announces That 2004 Annual Report Will Be Delayed; Company

Releases Preliminary 2004 Results

ORLANDO, Fla., April 15 /PRNewswire-FirstCall/ — Asconi Corporation (Amex: ACD - News), an Eastern European producer of wines and spirits, today announced that its Annual Report on Form 10-KSB for the year ended December 31, 2004 will not be filed by Friday, April 15. The Company expects to file the 2004 annual report on or before the end of April, 2005.

Asconi explained that the reasons for the delay were the time that has been required to consider the disclosures necessary in light of the Company’s receipt of a Wells Notice from the SEC, and the time required by its former auditors to review the 2004 annual report before Asconi could include that firm’s opinion on the 2003 financial statements in the filing.

As Asconi previously disclosed in Form 8-K dated march 29, 2005, and in a Notification of Late Filing, both of which were filed with the SEC on April 1, 2005, on March 29, 2005, the Company received a Wells Notice from the staff of the SEC relating to the Company’s alleged failure to record expenses relating to the May 2003 issuances of 10,000,000 shares of its securities to two of its executive officers and of 100,000 shares to Serguei Melnik. The Company had previously restated its 2003 financial statements to reflect the proper accounting. The Wells Notice stated that the SEC staff intends to recommend that a civil or administrative enforcement action be brought against Asconi. On the same date, Alex Brinister, Asconi’s Vice President for U.S. Operations, and Interim CAO since October 2004, also received a Wells Notice from the SEC staff also relating to the same matters. The Wells Notice received by Mr. Brinister also indicated that the staff of the SEC was considering recommending an administrative action under Rule 102(e) of the SEC’s Rules of Practice. Under the SEC’s procedures, a Wells Notice recipient has an opportunity to respond to the SEC staff’s intended recommendation before the SEC initiates a civil action. Asconi and Mr. Brinister have been cooperating in the SEC staff’s investigation and intend to respond promptly to the respective Wells Notices, in which responses, they intend to vigorously defend their actions.

In its April 1, 2005 filing with the SEC, Asconi indicated that additional time would be required to consider the effects of such Wells Notice on certain disclosures to be included in its annual report.

The delay in Asconi’s filing of its 2004 annual report is also due to the time that the Company’s former auditors, Michaelson & Co., P.A., which audited the Company’s financial statements for fiscal 2003, will require to review the filing before the Company can include that firm’s opinion on the 2003 financial statements in the filing. The Company indicated that a draft of the annual report was submitted to Michaelson & Co., P.A. on April 13, 2005, but that the firm had indicated that, due to scheduling constraints, it would be unable to complete its review before the April 15, 2005 filing deadline.

At the same time that it announced that the filing of its 2004 annual report would be delayed, Asconi released the following preliminary financial information. Asconi indicated that the information was preliminary and unaudited as the audit of 2004 had not yet been completed, but that as of now the Company was not aware of any issues that were likely to result in material adjustments to the amounts reported.

	2004	2003
Income Statement Data
Net Sales	$19,318,600	$16,439,613
Cost of Sales (excluding depreciation and amortization)	12,493,465	10,224,697

Gross Profit	6,825,135	6,214,916
Depreciation and Amortization	717,264	576,585
Stock Issuance Expense	—	40,000,000
Stock Compensation Expense	—	400,000
Selling and Administrative Expenses	4,033,977	1,815,144

Income From Operations	2,073,894	(36,576,813)
Interest Expense	814,866	752,373
Other (Income) Loss	172,088	(142,302)

Income (Loss) Before Income Taxes and Minority Interest	1,086,940	(37,186,884)
Provision for Income Taxes	136,112	359,273

Income (Loss) Before Minority Interest	950,828	(37,546,157)
Minority Interest in Income (loss) of Subsidiaries	(30,650)	318,893

Net Income (Loss)	$981,478	$(37,865,050)

Net Income (Loss) Per Share of Common Stock, Basic and Diluted	$0.08	$(4.71)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	12,055,333	8,034,035

Balance Sheet Data
Current Assets	$16,346,610	$15,077,588
Total Assets	24,673,853	21,018,782
Current Liabilities	11,813,174	11,089,016
Total Liabilities	12,284,518	11,541,032
Shareholders’ Equity	10,908,785	8,056,874

Cash Flow Data
Cash Flows From Operating Activities	$4,015,359	$572,894
Cash Flow From Investing Activities	(2,749,661)	(1,938,654)
Cash Flow From Financing Activities	(1,434,419)	(1,533,871)

Other Operating Data
Case Sales	1,970,000	1,640,000
Average Price Per Case	$9.81	$10.02

Asconi explained that revenues increased $2,878,987 or 17.5% as the result of the 20.1% increase in case sales, offset by the decrease in the average price of a case from $10.02 to $9.81. The average price decreased as the result the shift in the assortment of wines sold during fiscal 2004 as compared to fiscal 2003. Cost of sales increased by $2,268,768 or 22.2%. The gross profit percentages were 35.3% and 37.8% in fiscal 2004 and 2003, respectively. The gross profit percentage decreased in fiscal 2004 from fiscal 2003 as the result of increase in costs of raw material, primarily grapes Asconi purchase to produce its wines and the decline in the average per case price in fiscal 2004.

Selling and administrative expenses increased by $2,218,833 and were 20.9% of revenues in fiscal 2004 and 11.0% of revenues in fiscal 2003. The principal components of the increase in selling, general and administrative expenses were increases in consulting fees and professional fees. Consulting fees increased by $1,180,700, including an expense of $952,000 relating to the strategic consulting contract entered into in February, 2004. Professional fees increased by approximately $400,000, in part due to the expenses associated with the restatement of Asconi’s 2002 and interim 2003 financial statements as well as shareholder litigation and the and SEC investigation. The Company also incurred a non-cash charge of $351,586, which it views as non-recurring, related to the issuance of additional shares to the investors which participated in a 2003 private placement. In addition, the fiscal 2004 expenses included approximately $260,000 for the use of trademarks owned by the government of Moldova. This became obligatory during fiscal 2004 and will continue into future years.

About Asconi Corporation

Asconi Corporation (Amex: ACD - News) is a producer and distributor of wines and spirits in Eastern Europe. For more information, please visit http://www.asconi.com.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.